                                                                     Exhibit 5.1

                         Reed Smith Shaw & McClay LLP
                               435 Sixth Avenue
                     Pittsburgh, Pennsylvania  15219-1886
                              Phone: 412-288-3131
                              Fax:   412-288-3063


                                    September 17, 1999

Respironics, Inc.
1501 Ardmore Boulevard
Pittsburgh, PA  15221

      Re: Registration Statement on Form S-8 for Respironics, Inc.
          1997 Non-Employee Directors' Fee Plan
          ----------------------------------------------------------------------

Ladies and Gentlemen:

          We have acted as counsel to Respironics, Inc., a Delaware corporation (the "Company"), in connection with the above-captioned Registration Statement (the "Registration Statement") relating to up to 25,000 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") which may be issued to non-employee directors of the Company pursuant to the Company's 1997 Non-Employee Directors' Fee Plan (the "Plan"). The Plan provides that either authorized but unissued or treasury shares of Common Stock may be issued upon the exercise of stock options granted under the Plan. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and delivered under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

          In connection with this opinion, we have examined, among other things:

          (1) the Amended and Restated Certificate of Incorporation of the Company;

          (2) action taken by the Board of Directors of the Company on November 18, 1998 ratifying and re-adopting the Plan, which was originally adopted November 1, 1997, authorizing the issuance of up to 25,000 shares of Common Stock thereunder and reserving 25,000 shares of Common Stock for such purpose; and

          (3)  the Plan, as currently in effect.

          Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumption set forth above, we are pleased to advise you that in our opinion the 25,000 shares of Common Stock being registered and which may be issued by the Company pursuant to the provisions of the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

          In rendering the foregoing opinion, we have not examined the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania, the General Corporate Laws of the State of Delaware and the federal laws of the United States of America and the foregoing opinion is limited to such laws.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion."

                              Yours truly,

                              /s/ Reed Smith Shaw & McClay LLP

                              REED SMITH SHAW & McCLAY LLP

ARN:JGA